Exhibit 5

                                                           May 23, 1997



PECO Energy Company
P.O. Box 8699
2301 Market Street
Philadelphia, PA  19101

Ladies/Gentlemen:
We have acted as counsel for PECO Energy Company, a Pennsylvania corporation (the Company) in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about May 23, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the Registration Statement) for the purpose of registering $680,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the PECO Energy Company Management Group Deferred Compensation and Supplemental Pension Benefit Plan (the Plan). We have examined such records and have made such examination of law as we deem appropriate in connection with rendering such opinion. Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or general equity principles. We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 for the Securities Act of 1933 or the rules and regulations for the Securities and Exchange Commission thereunder.

                                                               Very truly yours,
                                                    Morgan, Lewis & Bockius, LLP